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                                                                    EXHIBIT 23.1

                        Consent of Independent Auditors

We consent to the reference to our firm under the caption "Experts" in the Registration Statement (Form S-3) and related Prospectus of Anixter International Inc. for the registration of $792,000,000 of its Liquid Yield Option Notes Due 2020 and to the incorporation by reference therein of our report dated February 7, 2000, with respect to the consolidated financial statements and schedules of Anixter International Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 1999, filed with the Securities and Exchange Commission.

                                                Ernst & Young LLP

Chicago, Illinois
July 31, 2000